Exhibit 99.1

April 27, 2022

FOR ADDITIONAL INFORMATION

Media	Investors
Christopher Garland	Randy Hulen	Christopher Turnure
Chief Comms Officer	VP, IR and Treasurer	Director, Investor Relations
(952) 905-6805	(219) 647-5688	(614) 404-9426
cgarland@nisource.com	rghulen@nisource.com	cturnure@nisource.com

NISOURCE ANNOUNCES RETIREMENT OF VIOLET SISTOVARIS

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced that Executive Vice President and Chief Experience Officer Violet Sistovaris is retiring after 28 years with the company.

Violet joined NiSource in 1994 after being recruited from Centier Bank, where she served as vice president, training and development. Upon arrival at NiSource, Violet had an immediate and transformative impact on the organization while serving in several positions in human resources, executive recruiting and management development.

“Violet has been a beloved and inspirational leader in our organization and in the Northwest Indiana community for nearly 30 years,” said Lloyd Yates, NiSource President and CEO. “Her impacts on NiSource and our operating companies throughout her impressive career have been numerous and lasting. She has been an invaluable member of our leadership team and a trusted and respected advisor to all of us. I and the entire NiSource community will miss working with Violet, and we wish her the best in her well-deserved retirement.”

Earlier in her NiSource career, Violet served as Vice President, Customer Contact Centers. While in that position, she directed the operation of NiSource’s customer contact centers and managed customer service for the 3.7 million residential natural gas and electric customers served by NiSource’s energy distribution companies at that time.

Later, Violet served as Senior Vice President and Chief Information Officer, with responsibilities for information technology, supply chain, real estate and facilities management. In 2015, Violet was chosen to lead the Northern Indiana Public Service Company (NIPSCO) as President – a role she held until 2020, when she was asked to lead NiSource’s Experience Organization, which includes customer service, human resources, diversity equity & Inclusion and communications.

In addition, Violet co-founded NiSource’s Women in Leadership initiative over 10 years ago, which led to the formation of the company’s DAWN employee resource group, a women’s mentoring program and the company’s overall diversity initiatives.

“I have always believed that leading with integrity brings the best out of people,” Violet said upon reflecting on her career. “I’ve been fortunate to lead a number of highly impactful teams over the years and am proud of their many contributions to the company.

“My time with NiSource has been much, much more than the roles I’ve held. I will always cherish the many relationships I’ve built with this wonderful group of people over the years, and the opportunities I’ve had to mentor and develop talent at all levels of their careers, especially other women and diverse leaders.

“I believe NiSource and its talented employees are well positioned for continued success, and I look forward to the company’s next stage of growth.”

In addition to NiSource, Violet is also a highly respected leader in Northwest Indiana, where she held the role of Chair of the area’s One Region organization, as well as serving on the boards of the Girl Scouts of Northwest Indiana and Chicagoland, the Indiana Energy Associates and the Edison Electric Institute.

Violet will remain with company until July 1 while a national search is underway for her replacement.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully regulated utility companies in the United States, serving approximately 3.2 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 7,500 employees are focused on safely delivering reliable and affordable energy to the customers and communities we serve. NiSource is a member of the Dow Jones Sustainability Index – North America. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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